Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Prices Initial Public Offering

OKLAHOMA CITY, Feb. 7, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), announced today that it has priced its initial public offering of 4,000,000 common units representing limited partner interests in the Partnership at $20.00 per common unit. The common units will begin trading on the New York Stock Exchange under the symbol “NSLP” on February 8. The offering is expected to close on February 13, subject to customary closing conditions. The underwriters have been granted a 30-day option to purchase up to an additional 600,000 common units to cover over-allotments, if any.

The Partnership was formed by New Source Energy Corporation to own and acquire oil and natural gas properties in the United States. Upon conclusion of the offering, the public will own a 53.3% limited partner interest in the Partnership, or a 56.7% limited partner interest if the underwriters exercise their option to purchase additional common units in full.

Baird, Stifel Nicolaus Weisel, BMO Capital Markets and Oppenheimer & Co. are serving as joint book-running managers for the offering.

Janney Montgomery Scott, Stephens Inc. and Wunderlich Securities are serving as co-managers for the offering.

The offering of common units will be made only by means of a prospectus. The prospectus, which meets the requirements of Section 10 of the Securities Act of 1933, may be obtained through:

Robert W. Baird & Co. Incorporated

Attention: Syndicate Department

777 East Wisconsin Avenue

Milwaukee, WI 53202-5391

syndicate@rwbaird.com

(800) 792-2413

BMO Capital Markets Corp.

Attn: Equity Syndicate Department

3 Times Square, 27th Floor

New York, NY 10036

bmoprospectus@bmo.com

Stifel, Nicolaus & Company, Incorporated

Attn: Prospectus Department

One South Street, 15th Floor

Baltimore, MD 21202

syndprospectus@stifel.com

(855) 300-7136

Oppenheimer & Co. Inc.

Attn: Syndicate Department

85 Broad Street, 26th Floor

New York, NY 10004

equityprospectus@opco.com

(212) 667-8563

A registration statement relating to these securities has been filed with, and declared effective by, the SEC. The registration statement is available on the SEC’s web site at http://www.sec.gov under the registrant’s name, “New Source Energy Partners L.P.” This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to the inability to complete the initial public offering. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 initially filed by the Partnership on December 31, 2012 and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Subsequent events and market developments could cause our expectations to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com

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